Exhibit 1A-6.1

CONSULTING AGREEMENT

THIS AGREEMENT is made as of the 1st day of January, 2020

BETWEEN:

GEAR CAPITAL INC., a corporation existing pursuant to the laws of Ontario, Canada, with principal address at 65 Queen street West Suite 805, P.O. Box 71 Toronto, ON Canada M5H 2M5

(hereinafter called the “Company”)

AND:

INDIVAR PATHAK, an individual with an address at

_________________________________________________________

(hereinafter called the “Consultant”)

OF THE SECOND PART

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1.       The Consultant shall assist the company in his capacity as Chief Executive Officer and the Consultant shall serve the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) in such capacity or capacities as may from time to time be determined by the Board of Directors of the Company.

2.       This Agreement shall be effective from the date hereof and continue on a month to month basis, subject to the termination provisions contained herein.

3.       The consideration for the Consultant’s services hereunder the Consultant shall receive base fees in the amount of U$10,416.67 per month (the “Monthly Base Fee”), subject to periodic review and payable pursuant to the Company’s existing pay practices.

4.       The Consultant shall be responsible for the payment of income taxes and goods and services tax remittances as shall be required by any governmental entity with respect to fees paid by the Company to the Consultant;

5.       The terms “subsidiary” and “subsidiaries” as used herein mean any corporation or company of which more than fifty percent (50%) of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company (and/or such subsidiary or subsidiaries of the company as the Company may from time to time require) and include any corporation or company in like relation to a subsidiary.

6.       The Consultant shall be reimbursed for all traveling and other expenses actually and properly incurred in connection with the duties hereunder. For all such expenses the Consultant shall furnish to the Company an itemized invoice, detailing the expenses incurred, including receipts for such expenses on a monthly basis, and the Company will reimburse the Consultant within fourteen (14) days of receipt of the Consultant’s invoice for all appropriate invoiced expenses.

7.       The Consultant shall not, either during the continuance of this contract or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company’s purposes and shall not (either during the continuance of this Agreement or at any time thereafter) use, for the Consultant’s own purposes or for any purpose other than those of the Company any information the Consultant may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries.

8.       The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of this Agreement to the best of the Consultant’s ability in a competent and professional manner and use best efforts to promote the interests of the Company.

9.       The Company shall own and have the right and license to use, copy, modify and prepare derivative works of any of the Consultant’s Work Product (defined herein) generated by the services to be performed by the Consultant pursuant hereto as well as all pre-existing work product provided to the Company during the engagement.

“Work Product” shall mean all intellectual property including trade secrets, copyrights, patentable inventions or any other rights in any programming, documentation, technology or other work product created in connection with the services to be performed by the Consultant pursuant hereto.

10.       This Agreement may be terminated at any time for just cause without notice or payment in lieu of notice and without payment of any fees whatsoever either by way of anticipated earnings or damages of any kind by advising the Consultant in writing. Just cause shall be defined to include, but is not limited to the following:

a.       Dishonesty or fraud;

b.       Theft;

c.       Breach of fiduciary duties;

d.       Being guilty of bribery or attempted bribery; or

e.       Gross mismanagement.

The Company may terminate this Agreement without cause by making a payment to the Consultant that is equivalent to one and a half (1.5) times the Monthly Base Fee (as defined herein) in the form of a lump sum payment, within thirty (30) days of the termination date. The Consultant may terminate this Agreement upon two weeks’ notice to the Company.

In the event this Agreement is terminated for just cause, then at the request of the Board of Directors of the Company, the Consultant shall forthwith resign any position or office that the Consultant then holds with the Company or any subsidiary of the Company.

11.       The Consultant expressly agrees and represents that the services to be performed by the Consultant pursuant hereto are not in contravention of any non-compete or non-solicitation obligations by which the Consultant is bound.

12.       The Company shall indemnify and hold the Consultant harmless to the fullest extent allowed by the law from and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever the Consultant may suffer by reason of the fact that the Consultant is or was an advisor, employee, officer, consultant or agent of the Company or any subsidiary of the Company, or by reason of any act done or not done by the Consultant in any such capacity or capacities, provided that the Consultant acted in good faith, in a manner reasonably believed to be in or not opposed to the best interest of the Company and its subsidiaries.

13.       Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant at the last residential address known to the Secretary of the Company. Any such notice mailed as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of the mailing. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder

14.       The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Company. For this purpose, the terms “successors” and “assigns” shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all the assets or business of the Company.

15.       This Agreement embodies the entire understanding and agreement between the parties with respect to the subject matter hereunder and supersedes any prior understandings, negotiations, representations and agreements relating thereto. No other contract, agreement, representation or warranty between the parties hereto relating to the engagement exists.

16.       The division of this Agreement into paragraphs is for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular paragraph or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to paragraphs are to paragraphs of this Agreement.

17.       Every provision of this Agreement is intended to be severable. If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

18.       This Agreement is being delivered and is intended to be performed in the Province of Ontario and shall be construed and enforced in accordance with, and the rights of both parties shall be governed by, the laws of such Province and the laws of Canada applicable therein. For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Company and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Company from proceeding at its election against the Consultant in the courts of any other province or country.

19.       No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.